                                            Exhibit 99.1
                                            The Travelers Companies, Inc.
                            485 Lexington Avenue
                                    New York, NY 10017-2630
                                        www.travelers.com
NYSE: TRV
Travelers Reports First Quarter Net Income of $395 Million and Core Income of $443 Million
First Quarter 2025 Net Income per Diluted Share of $1.70 and Core Income per Diluted Share of $1.91
Board of Directors Declares 5% Increase in Regular Quarterly Cash Dividend to $1.10 per Share
•Exceptional underlying underwriting income of $1.583 billion pre-tax, up 32%.
•Consolidated combined ratio of 102.5%; and underlying combined ratio of 84.8%, a 2.9 point improvement.
•Catastrophe losses of $2.266 billion pre-tax, primarily driven by the January 2025 California wildfires.
•Net favorable prior year reserve development of $378 million pre-tax.
•Net investment income increased 10% pre-tax over the prior year quarter.
•Operating cash flows of $1.360 billion.

New York, April 16, 2025 — The Travelers Companies, Inc. today reported net income of $395 million, or $1.70 per diluted share, for the quarter ended March 31, 2025, compared to $1.123 billion, or $4.80 per diluted share, in the prior year quarter. Core income in the current quarter was $443 million, or $1.91 per diluted share, compared to $1.096 billion, or $4.69 per diluted share, in the prior year quarter. Core income decreased primarily due to higher catastrophe losses, partially offset by a higher underlying underwriting gain (i.e., excluding net prior year reserve development and catastrophe losses), higher net favorable prior year reserve development and higher net investment income. Net realized investment losses in the current quarter were $61 million pre-tax ($48 million after-tax), compared to net realized investment gains of $35 million pre-tax ($27 million after-tax) in the prior year quarter. Per diluted share amounts benefited from the impact of share repurchases.
Consolidated Highlights

($ in millions, except for per share amounts, and after-tax, except for premiums and revenues)	Three Months Ended March 31,
	2025	2024	Change
Net written premiums	$10,515	$10,182	3%

Total revenues	$11,810	$11,228	5
Net income	$395	$1,123	(65)
per diluted share	$1.70	$4.80	(65)
Core income	$443	$1,096	(60)
per diluted share	$1.91	$4.69	(59)
Diluted weighted average shares outstanding	230.4	232.0	(1)
Combined ratio	102.5%	93.9%	8.6	pts
Underlying combined ratio	84.8%	87.7%	(2.9)	pts
Return on equity	5.6%	18.0%	(12.4)	pts
Core return on equity	5.6%	15.4%	(9.8)	pts

	As of			Change From
	March 31, 2025	December 31, 2024	March 31, 2024	December 31, 2024	March 31, 2024
Book value per share	$124.43	$122.97	$109.28	1%	14%
Adjusted book value per share	138.99	139.04	125.53	—%	11%
See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We are pleased to report a substantial profit for the quarter despite the devastating January California wildfires,” said Alan Schnitzer, Chairman and Chief Executive Officer. “We earned core income of $443 million, or $1.91 per diluted share, as outstanding underlying results, strong net favorable prior year reserve development and higher investment income more than offset catastrophe losses. Underlying underwriting income of $1.6 billion pre-tax was up more than 30% over the prior year quarter, driven by strong net earned premiums of $10.7 billion and a consolidated underlying combined ratio that improved 2.9 points to an excellent 84.8%. All three segments contributed to these terrific underlying results with strong and higher net earned premiums and excellent underlying profitability. All three segments also contributed meaningful levels of net favorable prior year reserve development. In addition, our high-quality investment portfolio continued to perform well, generating after-tax net investment income of $763 million, driven by strong and reliable returns from our growing fixed income portfolio and positive returns from our thoughtfully managed alternative portfolio.
“During the quarter, we returned nearly $600 million of excess capital to shareholders, including $358 million of share repurchases. In recognition of our strong financial position and confidence in the outlook for our business, I am pleased to share that our Board of Directors declared a 5% increase in our quarterly cash dividend to $1.10 per share, marking 21 consecutive years of dividend increases with a compound annual growth rate of 8% over that period.
“Through continued terrific marketplace execution across all three segments, we grew our net written premiums in the first quarter to $10.5 billion. In Business Insurance, we grew net written premiums by 2% to a record $5.7 billion, after the ceded premium impact of the enhanced casualty reinsurance program that we announced last quarter. As we previewed, this reinsurance change reduced the segment’s net written premium growth in the quarter by 4 points, as the full year’s worth of ceded premium was booked in the first quarter. Renewal premium change in the segment remained very strong at 9.2%, while retention improved nearly two points sequentially to 86%. New business for the segment was a record $735 million. In Bond & Specialty Insurance, we grew net written premiums by 6% to $1.0 billion, with excellent retention of 89% in our high-quality management liability business. In our industry-leading surety business, we grew net written premiums by 13%. In Personal Insurance, net written premiums grew 5% to $3.8 billion, driven by strong renewal premium change, particularly in our Homeowners business.
“Our trailing twelve-month core return on equity of 14.5% reflects the strong momentum we have at our backs as we benefit from investments we have made over a number of years. We are confident that the strategic initiatives we have underway and on our roadmap will continue to extend and deepen our competitive advantages, drive profitable growth and contribute to leading shareholder value over time.”

Consolidated Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2025		2024		Change
Underwriting gain (loss):	$(305)		$577		$(882)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	378		91		287
Catastrophes, net of reinsurance	(2,266)		(712)		(1,554)
Net investment income	930		846		84
Other income (expense), including interest expense	(96)		(88)		(8)
Core income before income taxes	529		1,335		(806)
Income tax expense	86		239		(153)
Core income	443		1,096		(653)
Net realized investment gains (losses) after income taxes	(48)		27		(75)
Net income	$395		$1,123		$(728)

Combined ratio	102.5%		93.9%		8.6	pts
Impact on combined ratio
Net favorable prior year reserve development	(3.5)	pts	(0.9)	pts	(2.6)	pts
Catastrophes, net of reinsurance	21.2	pts	7.1	pts	14.1	pts
Underlying combined ratio	84.8%		87.7%		(2.9)	pts

Net written premiums
Business Insurance	$5,698		$5,596		2%
Bond & Specialty Insurance	999		943		6
Personal Insurance	3,818		3,643		5
Total	$10,515		$10,182		3%
First Quarter 2025 Results
(All comparisons vs. first quarter 2024, unless noted otherwise)
Net income of $395 million decreased $728 million, driven by lower core income and net realized investment losses compared to net realized investment gains in the prior year quarter. Core income of $443 million decreased $653 million, primarily due to higher catastrophe losses, partially offset by a higher underlying underwriting gain, higher net favorable prior year reserve development and higher net investment income. The underlying underwriting gain benefited from higher business volumes. Net realized investment losses were $61 million pre-tax ($48 million after-tax), compared to net realized investment gains of $35 million pre-tax ($27 million after-tax) in the prior year quarter.
Combined ratio:
•The combined ratio of 102.5% increased 8.6 points due to higher catastrophe losses (14.1 points), partially offset by an improvement in the underlying combined ratio (2.9 points) and higher net favorable prior year reserve development (2.6 points).
•The underlying combined ratio improved 2.9 points to an excellent 84.8%. See below for further details by segment.
•Net favorable prior year reserve development occurred in all segments. See below for further details by segment.
•Catastrophe losses primarily resulted from the January 2025 California wildfires, which were $1.731 billion pre-tax ($1.368 billion after-tax), as well as severe wind and hail storms in multiple states.

Net investment income of $930 million pre-tax ($763 million after-tax) increased 10%. Income from the long-term fixed income investment portfolio increased over the prior year quarter due to a higher long-term average yield and growth in average invested assets. Income from the short-term fixed income investment portfolio decreased from the prior year quarter due to a lower short-term average yield. Income from the non-fixed income investment portfolio decreased from the prior year quarter primarily due to lower private equity partnership returns, partially offset by higher real estate partnership returns.

Net written premiums of $10.515 billion increased 3%. Net written premium growth was adversely impacted by higher levels of ceded premium primarily associated with an enhanced casualty reinsurance program in Business Insurance. See below for further details by segment.

Shareholders’ Equity

Shareholders’ equity of $28.191 billion increased 1% over year-end 2024, primarily due to net income of $395 million and lower net unrealized investment losses, partially offset by common share repurchases and dividends to shareholders. Net unrealized investment losses included in shareholders’ equity were $4.172 billion pre-tax ($3.299 billion after-tax), compared to $4.609 billion pre-tax ($3.640 billion after-tax) at year-end 2024. The decrease in net unrealized investment losses was driven primarily by lower interest rates. Book value per share of $124.43 increased 14% over March 31, 2024 and 1% over year-end 2024. Adjusted book value per share of $138.99, which excludes net unrealized investment gains (losses), increased 11% over March 31, 2024 and was comparable with year-end 2024.

The Company repurchased 1.4 million shares during the first quarter at an average price of $252.68 per share for a total cost of $358 million. At March 31, 2025, the Company had $4.790 billion of capacity remaining under its share repurchase authorizations approved by the Board of Directors. At the end of the quarter, statutory capital and surplus was $27.785 billion, and the ratio of debt-to-capital was 22.2%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains (losses) included in shareholders’ equity was 20.3%, within the Company’s target range of 15% to 25%.
The Board of Directors declared a 5% increase in the regular quarterly dividend to $1.10 per share. The dividend is payable June 30, 2025, to shareholders of record at the close of business on June 10, 2025.

Business Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2025		2024		Change
Underwriting gain:	$195		$334		$(139)
Underwriting gain includes:
Net favorable prior year reserve development	74		—		74
Catastrophes, net of reinsurance	(509)		(209)		(300)
Net investment income	656		609		47
Other income (expense)	(9)		(9)		—
Segment income before income taxes	842		934		(92)
Income tax expense	159		170		(11)
Segment income	$683		$764		$(81)

Combined ratio	96.2%		93.3%		2.9	pts
Impact on combined ratio
Net favorable prior year reserve development	(1.3)	pts	—	pts	(1.3)	pts
Catastrophes, net of reinsurance	9.3	pts	4.1	pts	5.2	pts
Underlying combined ratio	88.2%		89.2%		(1.0)	pts

Net written premiums by market
Domestic
Select Accounts	$976		$974		—%
Middle Market	3,166		3,213		(1)
National Accounts	312		327		(5)
National Property and Other	720		642		12
Total Domestic	5,174		5,156		—
International	524		440		19
Total	$5,698		$5,596		2%

First Quarter 2025 Results
(All comparisons vs. first quarter 2024, unless noted otherwise)

Segment income for Business Insurance was $683 million after-tax, a decrease of $81 million. Segment income decreased primarily due to higher catastrophe losses, partially offset by a higher underlying underwriting gain, net favorable prior year reserve development compared to no net prior year reserve development in the prior year quarter and higher net investment income. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 96.2% increased 2.9 points due to higher catastrophe losses (5.2 points), partially offset by net favorable prior year reserve development compared to no net prior year reserve development in the prior year quarter (1.3 points) and an improvement in the underlying combined ratio (1.0 points).
•The underlying combined ratio improved 1.0 points to an excellent 88.2%.
•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the workers’ compensation product line for multiple accident years.
Net written premiums of $5.698 billion increased 2%, after the ceded premium impact of the enhanced casualty reinsurance program that took effect January 1, 2025. As the Company previewed, this change in reinsurance reduced the segment’s net written premium growth in the quarter by 4 points, as the full year’s worth of ceded premium was booked in the first quarter. Premium growth in the quarter also reflected strong renewal premium change and retention.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2025		2024		Change
Underwriting gain:	$170		$144		$26
Underwriting gain includes:
Net favorable prior year reserve development	67		24		43
Catastrophes, net of reinsurance	(19)		(5)		(14)
Net investment income	102		90		12
Other income	5		6		(1)
Segment income before income taxes	277		240		37
Income tax expense	57		45		12
Segment income	$220		$195		$25

Combined ratio	82.5%		84.5%		(2.0)	pts
Impact on combined ratio
Net favorable prior year reserve development	(6.7)	pts	(2.5)	pts	(4.2)	pts
Catastrophes, net of reinsurance	1.9	pts	0.5	pts	1.4	pts
Underlying combined ratio	87.3%		86.5%		0.8	pts

Net written premiums
Domestic
Management Liability	$553		$543		2%
Surety	333		296		13
Total Domestic	886		839		6
International	113		104		9
Total	$999		$943		6%

First Quarter 2025 Results
(All comparisons vs. first quarter 2024, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $220 million after-tax, an increase of $25 million. Segment income increased primarily due to higher net favorable prior year reserve development and higher net investment income, partially offset by higher catastrophe losses and a slightly lower underlying underwriting gain. The underlying underwriting gain benefited from higher business volumes.
Combined ratio:

•The combined ratio of 82.5% improved 2.0 points due to higher net favorable prior year reserve development (4.2 points), partially offset by higher catastrophe losses (1.4 points) and a higher underlying combined ratio (0.8 points).

•The underlying combined ratio increased 0.8 points to a very strong 87.3%.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in the general liability product line for management liability coverages for multiple accident years and in the fidelity and surety product lines for recent accident years.

Net written premiums of $999 million increased 6%, reflecting production growth in both surety and management liability.

Personal Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2025		2024		Change
Underwriting gain (loss):	$(670)		$99		$(769)
Underwriting gain (loss) includes:
Net favorable prior year reserve development	237		67		170
Catastrophes, net of reinsurance	(1,738)		(498)		(1,240)
Net investment income	172		147		25
Other income	18		21		(3)
Segment income (loss) before income taxes	(480)		267		(747)
Income tax expense (benefit)	(106)		47		(153)
Segment income (loss)	$(374)		$220		$(594)

Combined ratio	115.2%		96.9%		18.3	pts
Impact on combined ratio
Net favorable prior year reserve development	(5.6)	pts	(1.6)	pts	(4.0)	pts
Catastrophes, net of reinsurance	40.9	pts	12.4	pts	28.5	pts
Underlying combined ratio	79.9%		86.1%		(6.2)	pts

Net written premiums
Domestic
Automobile	$1,859		$1,859		—%
Homeowners and Other	1,813		1,635		11
Total Domestic	3,672		3,494		5
International	146		149		(2)
Total	$3,818		$3,643		5%

First Quarter 2025 Results
(All comparisons vs. first quarter 2024, unless noted otherwise)

Segment loss for Personal Insurance was $374 million after-tax, compared with segment income of $220 million after-tax in the prior year quarter. The difference was primarily due to higher catastrophe losses, partially offset by a higher underlying underwriting gain, higher net favorable prior year reserve development and higher net investment income. The underlying underwriting gain benefited from higher business volumes.

Combined ratio:

•The combined ratio of 115.2% increased 18.3 points due to higher catastrophe losses (28.5 points), partially offset by an improvement in the underlying combined ratio (6.2 points) and higher net favorable prior year reserve development (4.0 points).

•The underlying combined ratio of 79.9% improved 6.2 points, reflecting improvement in both Automobile and Homeowners and Other.

•Net favorable prior year reserve development was primarily driven by better than expected loss experience in both the Automobile and Homeowners and Other product lines for recent accident years.

Net written premiums of $3.818 billion increased 5%, reflecting strong renewal premium change.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with the financial supplement that is available on our website at Travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Wednesday, April 16, 2025. Investors can access the call via webcast at investor.travelers.com or by dialing 1.888.440.6281 within the United States or 1.646.960.0218 outside the United States. Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, replays will be available via webcast for one year at investor.travelers.com and by telephone for 30 days by dialing 1.800.770.2030 within the United States or 1.647.362.9199 outside the United States. All callers should use conference ID 5449478.

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of more than $46 billion in 2024. For more information, visit Travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and X, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at investor.travelers.com, our Facebook page at facebook.com/travelers and our X account (@Travelers) at x.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business Insurance - Business Insurance offers a broad array of property and casualty insurance products and services to its customers, primarily in the United States, as well as in Canada, the United Kingdom, the Republic of Ireland and throughout other parts of the world, including as a corporate member of Lloyd’s.

Bond & Specialty Insurance - Bond & Specialty Insurance offers surety, fidelity, management liability, professional liability, and other property and casualty coverages and related risk management services to its customers, primarily in the United States, and certain surety and specialty insurance products in Canada, the United Kingdom and the Republic of Ireland, as well as Brazil through a joint venture, in each case utilizing various degrees of financially-based underwriting approaches.

Personal Insurance - Personal Insurance offers a broad range of property and casualty insurance products and services covering individuals’ personal risks, primarily in the United States, as well as in Canada. Personal Insurance’s primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.
 * * * * *
Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “probably,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “views,” “ensures,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•the Company’s outlook, the impact of trends on its business and its future results of operations and financial condition;
•the impact of legislative or regulatory actions or court decisions;
•share repurchase plans;
•future pension plan contributions;
•the sufficiency of the Company’s reserves, including asbestos;

•the impact of emerging claims issues as well as other insurance and non-insurance litigation;
•the cost and availability of reinsurance coverage;
•catastrophe losses (including the January 2025 California wildfires) and modeling;
•the impact of investment, economic and underwriting market conditions, including interest rates, the impact of tariffs and inflation;
•the Company’s approach to managing its investment portfolio;
•the impact of changing climate conditions;
•strategic and operational initiatives to improve growth, profitability and competitiveness;
•the Company’s competitive advantages and innovation agenda, including executing on that agenda with respect to artificial intelligence;
•the Company’s cybersecurity policies and practices;
•new product offerings;
•the impact of developments in the tort environment; and
•the impact of developments in the geopolitical environment.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

Insurance-Related Risks
•high levels of catastrophe losses;
•actual claims may exceed the Company’s claims and claim adjustment expense reserves, the estimated level of claims and claim adjustment expense reserves may increase, or increases in loss costs may not be offset with sufficient price increases, including as a result of, among other things, changes in the legal/tort, regulatory and economic environments, including increased inflation and the impact of tariffs;
•the Company’s continued exposure to asbestos and environmental claims and related litigation;
•the Company is exposed to, and may face adverse developments involving, mass tort claims; and
•the effects of emerging claim and coverage issues on the Company’s business are uncertain, and court decisions or legislative changes that take place after the Company issues its policies can result in an unexpected increase in the number of claims.

Financial, Economic and Credit Risks
•a period of financial market disruption or an economic downturn;
•the Company’s investment portfolio is subject to credit and interest rate risk, and may suffer reduced or low returns or material realized or unrealized losses;
•the Company is exposed to credit risk related to reinsurance and structured settlements, and reinsurance coverage may not be available to the Company;
•the Company is exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that it has with third parties;
•a downgrade in the Company’s claims-paying and financial strength ratings; and
•the Company’s insurance subsidiaries may be unable to pay dividends to the Company’s holding company in sufficient amounts.

Business and Operational Risks
•the intense competition that the Company faces, including with respect to attracting and retaining employees, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates;
•disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape;
•the Company’s efforts to develop new products or services, expand in targeted markets, improve business processes and workflows or make acquisitions may not be successful and may create enhanced risks;
•the Company's pricing and capital models may provide materially different indications than actual results;
•loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products;
•the Company is subject to additional risks associated with its business outside the United States; and

•future pandemics (including new variants of COVID-19).
Technology and Intellectual Property Risks
•as a result of cyber attacks (the risk of which could be exacerbated by geopolitical tensions) or otherwise, the Company may experience difficulties with technology, data and network security or outsourcing relationships;
•the Company’s dependence on effective information technology systems and on continuing to develop and implement improvements in technology, including with respect to artificial intelligence; and
•the Company may be unable to protect and enforce its own intellectual property or may be subject to claims for infringing the intellectual property of others.
Regulatory and Compliance Risks
•changes in regulation, including changes in tax laws; and
•the Company's compliance controls may not be effective.
In addition, the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels appropriate for the Company’s business operations, changes in levels of written premiums, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions, changes in tax laws and other factors.
Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on April 16, 2025, and in our most recent annual report on Form 10-K filed with the SEC on February 13, 2025, in each case as updated by our periodic filings with the SEC.

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results, to establish performance targets on a consolidated basis and for other reasons as discussed below. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of these measures to the most comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, included in shareholders’ equity, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is consolidated net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations, the effect of a change in tax laws and tax rates at enactment, and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is determined in the same manner as core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income (loss) when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended March 31,		Twelve Months Ended March 31,
($ in millions, after-tax)	2025	2024	2025	2024
Net income	$395	$1,123	$4,271	$3,140
Adjustments:
Net realized investment (gains) losses	48	(27)	101	57
Core income	$443	$1,096	$4,372	$3,197

	Three Months Ended March 31,
($ in millions, pre-tax)	2025	2024
Net income	$468	$1,370
Adjustments:
Net realized investment (gains) losses	61	(35)
Core income	$529	$1,335

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2024	2023	2022	2021	2020	2005 - 2019
Net income	$4,999	$2,991	$2,842	$3,662	$2,697	$3,007
Less: Loss from discontinued operations	—	—	—	—	—	(29)
Income from continuing operations	4,999	2,991	2,842	3,662	2,697	3,036
Adjustments:
Net realized investment (gains) losses	26	81	156	(132)	(11)	(44)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	(8)	—	9
Core income	5,025	3,072	2,998	3,522	2,686	3,001
Less: Preferred dividends	—	—	—	—	—	2
Core income, less preferred dividends	$5,025	$3,072	$2,998	$3,522	$2,686	$2,999
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Reconciliation of Net Income per Share to Core Income per Share on a Diluted Basis

	Three Months Ended March 31,
	2025	2024
Diluted income per share
Net income	$1.70	$4.80
Adjustments:
Net realized investment (gains) losses, after-tax	0.21	(0.11)
Core income	$1.91	$4.69
Reconciliation of Segment Income (Loss) to Total Core Income

	Three Months Ended March 31,
($ in millions, after-tax)	2025	2024
Business Insurance	$683	$764
Bond & Specialty Insurance	220	195
Personal Insurance	(374)	220
Total segment income (loss)	529	1,179
Interest Expense and Other	(86)	(83)
Total core income	$443	$1,096

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, included in shareholders’ equity, net realized investment gains (losses), net of tax, for the period presented, the effect of a change in tax laws and tax rates at enactment (excluding the portion related to net unrealized investment gains (losses)), preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of March 31,
($ in millions)	2025	2024
Shareholders’ equity	$28,191	$25,022
Adjustments:
Net unrealized investment losses, net of tax, included in shareholders’ equity	3,299	3,721
Net realized investment (gains) losses, net of tax	48	(27)
Adjusted shareholders’ equity	$31,538	$28,716

	As of December 31,					Average Annual
($ in millions)	2024	2023	2022	2021	2020	2005 - 2019
Shareholders’ equity	$27,864	$24,921	$21,560	$28,887	$29,201	$24,744
Adjustments:
Net unrealized investment (gains) losses, net of tax, included in shareholders’ equity	3,640	3,129	4,898	(2,415)	(4,074)	(1,300)
Net realized investment (gains) losses, net of tax	26	81	156	(132)	(11)	(44)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	(8)	—	19
Preferred stock	—	—	—	—	—	(42)
Loss from discontinued operations	—	—	—	—	—	29
Adjusted shareholders’ equity	$31,530	$28,131	$26,614	$26,332	$25,116	$23,406
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

Return on equity is the ratio of annualized net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Adjusted average shareholders’ equity is (a) the sum of total adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended March 31,		Twelve Months Ended March 31,
($ in millions, after-tax)	2025	2024	2025	2024
Annualized net income	$1,580	$4,493	$4,271	$3,140
Average shareholders’ equity	28,027	24,972	26,757	22,698
Return on equity	5.6%	18.0%	16.0%	13.8%
Annualized core income	$1,773	$4,384	$4,372	$3,197
Adjusted average shareholders’ equity	31,521	28,383	30,079	27,197
Core return on equity	5.6%	15.4%	14.5%	11.8%

	Twelve Months Ended December 31,					Average Annual
($ in millions, after-tax)	2024	2023	2022	2021	2020	2005 - 2019
Net income, less preferred dividends	$4,999	$2,991	$2,842	$3,662	$2,697	$3,005
Average shareholders’ equity	25,993	22,031	23,384	28,735	26,892	24,693
Return on equity	19.2%	13.6%	12.2%	12.7%	10.0%	12.2%
Core income, less preferred dividends	$5,025	$3,072	$2,998	$3,522	$2,686	$2,999
Adjusted average shareholders’ equity	29,295	26,772	26,588	25,718	23,790	23,397
Core return on equity	17.2%	11.5%	11.3%	13.7%	11.3%	12.8%

RECONCILIATION OF NET INCOME TO UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable (unfavorable) prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting gain, underlying underwriting margin, underlying underwriting income or underlying underwriting result.

A catastrophe is a severe loss designated, or reasonably expected by the Company to be designated, a catastrophe by one or more industry recognized organizations that track and report on insured losses resulting from catastrophic events, such as Property Claim Services (PCS) for events in the United States and Canada. Catastrophes can be caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally or unintentionally destructive acts, including those involving nuclear, biological, chemical and radiological events, cyber events, explosions and destruction of infrastructure. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income (loss) and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

The Company’s threshold for disclosing catastrophes is primarily determined at the reportable segment level. If a threshold for one segment or a combination thereof is reached and the other segments have losses from the same event, losses from the event are identified as catastrophe losses in the segment results and for the consolidated results of the Company. Additionally, an aggregate threshold is applied for international business across all reportable segments. The threshold for 2025 ranges from $20 million to $30 million of losses before reinsurance and taxes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Net Income to Pre-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended March 31,
($ in millions, after-tax, except as noted)	2025	2024
Net income	$395	$1,123
Net realized investment (gains) losses	48	(27)
Core income	443	1,096
Net investment income	(763)	(698)
Other (income) expense, including interest expense	81	74
Underwriting income (loss)	(239)	472
Income tax expense (benefit) on underwriting results	(66)	105
Pre-tax underwriting income (loss)	(305)	577
Pre-tax impact of net favorable prior year reserve development	(378)	(91)
Pre-tax impact of catastrophes	2,266	712
Pre-tax underlying underwriting income	$1,583	$1,198
Reconciliation of Net Income to After-Tax Underlying Underwriting Income (also known as Underlying Underwriting Gain)

	Three Months Ended March 31,
($ in millions, after-tax)	2025	2024
Net income	$395	$1,123
Net realized investment (gains) losses	48	(27)
Core income	443	1,096
Net investment income	(763)	(698)
Other (income) expense, including interest expense	81	74
Underwriting income (loss)	(239)	472
Impact of net favorable prior year reserve development	(297)	(71)
Impact of catastrophes	1,790	563
Underlying underwriting income	$1,254	$964

	Twelve Months Ended December 31,
($ in millions, after-tax)	2024	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Net income	$4,999	$2,991	$2,842	$3,662	$2,697	$2,622	$2,523	$2,056	$3,014	$3,439	$3,692	$3,673	$2,473
Net realized investment (gains) losses	26	81	156	(132)	(11)	(85)	(93)	(142)	(47)	(2)	(51)	(106)	(32)
Impact of changes in tax laws and/or tax rates (1) (2)	—	—	—	(8)	—	—	—	129	—	—	—	—	—
Core income	5,025	3,072	2,998	3,522	2,686	2,537	2,430	2,043	2,967	3,437	3,641	3,567	2,441
Net investment income	(2,952)	(2,436)	(2,170)	(2,541)	(1,908)	(2,097)	(2,102)	(1,872)	(1,846)	(1,905)	(2,216)	(2,186)	(2,316)
Other (income) expense, including interest expense	308	337	277	235	232	214	248	179	78	193	159	61	171
Underwriting income	2,381	973	1,105	1,216	1,010	654	576	350	1,199	1,725	1,584	1,442	296
Impact of net (favorable) unfavorable prior year reserve development	(559)	(113)	(512)	(424)	(276)	47	(409)	(378)	(510)	(617)	(616)	(552)	(622)
Impact of catastrophes	2,632	2,361	1,480	1,459	1,274	699	1,355	1,267	576	338	462	387	1,214
Underlying underwriting income	$4,454	$3,221	$2,073	$2,251	$2,008	$1,400	$1,522	$1,239	$1,265	$1,446	$1,430	$1,277	$888
(1) Impact is recognized in the accounting period in which the change is enacted
(2) 2017 reflects impact of Tax Cuts and Jobs Act of 2017 (TCJA)

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio: For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators. The combined ratio, as used in this earnings release, is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.
For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees and other, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended March 31,
($ in millions, pre-tax)	2025	2024
Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$8,006	$6,656
Less:
Policyholder dividends	13	12
Allocated fee income	45	39
Loss ratio numerator	$7,948	$6,605
Underwriting expense ratio
Amortization of deferred acquisition costs	$1,778	$1,698
General and administrative expenses (G&A)	1,459	1,406
Less:
Non-insurance G&A	109	102
Allocated fee income	74	70
Billing and policy fees and other	28	30
Expense ratio numerator	$3,026	$2,902
Earned premium	$10,710	$10,126
Combined ratio (1)
Loss and loss adjustment expense ratio	74.2%	65.2%
Underwriting expense ratio	28.3%	28.7%
Combined ratio	102.5%	93.9%
Impact on combined ratio:
Net favorable prior year reserve development	(3.5)%	(0.9)%
Catastrophes, net of reinsurance	21.2%	7.1%
Underlying combined ratio	84.8%	87.7%
(1)  For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses. These allocations are to conform the calculation of the combined ratio with statutory accounting. Additionally, general and administrative expenses include non-insurance expenses that are excluded from underwriting expenses, and accordingly are excluded in calculating the combined ratio.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding net unrealized investment gains and losses, net of tax, included in shareholders’ equity, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, Excluding Net Unrealized Investment Gains (Losses), Net of Tax and Calculation of Book Value Per Share, Adjusted Book Value Per Share and Tangible Book Value Per Share

	As of
($ in millions, except per share amounts)	March 31, 2025	December 31, 2024	March 31, 2024
Shareholders’ equity	$28,191	$27,864	$25,022
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(3,299)	(3,640)	(3,721)
Common shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	31,490	31,504	28,743
Less:
Goodwill	4,245	4,233	4,251
Other intangible assets	356	360	376
Impact of deferred tax on other intangible assets	(88)	(85)	(85)
Tangible shareholders’ equity, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	$26,977	$26,996	$24,201
Common shares outstanding	226.6	226.6	229.0
Book value per share	$124.43	$122.97	$109.28
Adjusted book value per share	138.99	139.04	125.53
Tangible book value per share, excluding net unrealized investment losses, net of tax, included in shareholders’ equity	119.07	119.14	105.69

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES), NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gains (losses) on investments, net of tax, included in shareholders’ equity, is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses included in shareholders’ equity. In the opinion of the Company’s management, the debt-to-capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
($ in millions)	March 31, 2025	December 31, 2024
Debt	$8,033	$8,033
Shareholders’ equity	28,191	27,864
Total capitalization	36,224	35,897
Less: Net unrealized investment losses, net of tax, included in shareholders’ equity	(3,299)	(3,640)
Total capitalization excluding net unrealized losses on investments, net of tax, included in shareholders’ equity	$39,523	$39,537
Debt-to-capital ratio	22.2%	22.4%
Debt-to-capital ratio excluding net unrealized investment losses, net of tax, included in shareholders’ equity	20.3%	20.3%
RECONCILIATION OF INVESTED ASSETS TO INVESTED ASSETS EXCLUDING NET UNREALIZED INVESTMENT GAINS (LOSSES)

	As of March 31,
($ in millions)	2025	2024
Invested assets	$95,696	$88,657
Less: Net unrealized investment losses, pre-tax	(4,172)	(4,720)
Invested assets excluding net unrealized investment losses	$99,868	$93,377

	As of December 31,
($ in millions)	2024	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014	2013	2012
Invested assets	$94,223	$88,810	$80,454	$87,375	$84,423	$77,884	$72,278	$72,502	$70,488	$70,470	$73,261	$73,160	$73,838
Less: Net unrealized investment gains (losses), pre-tax	(4,609)	(3,970)	(6,220)	3,060	5,175	2,853	(137)	1,414	1,112	1,974	3,008	2,030	4,761
Invested assets excluding net unrealized investment gains (losses)	$98,832	$92,780	$86,674	$84,315	$79,248	$75,031	$72,415	$71,088	$69,376	$68,496	$70,253	$71,130	$69,077

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business Insurance, retention, renewal premium change and new business exclude National Accounts. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety and other products that are generally sold on a non-recurring, project specific basis. For each of the segments, production statistics referred to herein are domestic only unless otherwise indicated.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 13, 2025, and subsequent periodic filings with the SEC.

###

Contacts

Media:	Institutional Investors:
Patrick Linehan	Abbe Goldstein
917.778.6267	917.778.6825